Exhibit 99.1
Glossary of Selected Terms

The following measures are used by the Company’s management to evaluate performance against historical results and establish targets on a consolidated basis. A number of these measures are components of net income or the balance sheet but, in some cases, are not based on accounting principles generally accepted in the United States of America (non-GAAP) under applicable SEC rules because they are not displayed as separate line items in the Consolidated Statements of Operations and Comprehensive Income (Loss) or Consolidated Balance Sheets or are not required to be disclosed in the Notes to the Consolidated Financial Statements or, in some cases, there is inclusion or exclusion of certain items not ordinarily included or excluded in accordance with accounting principles generally accepted in the United States of America (GAAP).
In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company's financial performance. Internally, the Company's management uses the measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons.
Some of these measures exclude net investment gains (losses), net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Also, some of these measures exclude goodwill and intangible asset impairments and intangible asset amortization.
Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.
Adjusted book value per share - The result of dividing (1) total shareholders’ equity excluding after-tax net unrealized investment gains (losses) on fixed maturity securities and after-tax net reserve remeasurements attributable to discount rates by (2) ending shares outstanding. Book value per share is the most directly comparable GAAP measure. Management believes it is useful to consider the trend in book value per share excluding net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates in conjunction with book value per share to identify and analyze the change in net worth. Management also believes the non-GAAP measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily financial market conditions, the magnitude and timing of which are generally not influenced by the Company’s underlying insurance operations.
Tangible book value per share - The result of dividing (1) total shareholders’ equity excluding after-tax net unrealized investment gains (losses) on fixed maturity securities after-tax net reserve remeasurements attributable to discount rates, goodwill and other intangible assets (including the related impact of deferred taxes) by (2) ending shares outstanding. Book value per share is the most directly comparable GAAP measure.
Debt to total capitalization ratio, excluding net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates - The result of dividing (1) total debt by (2) total debt plus common shareholders' equity excluding after-tax net unrealized investment gains (losses) on fixed maturity securities and after-tax net reserve remeasurements attributable to discount rates from common shareholders' equity. The debt to total capitalization ratio is the most directly comparable GAAP measure.
Catastrophe costs - The sum of catastrophe losses, net of reinsurance and before income tax benefits that includes allocated loss adjustment expenses and reinsurance reinstatement premiums, excluding unallocated loss adjustment expenses.
Catastrophe losses - In categorizing property and casualty claims as being from a catastrophe, the Company utilizes the designations of the Property Claim Services, a subsidiary of Insurance Services Office, Inc., and additionally beginning in 2007, includes losses from all such events that meet the definition of a covered loss in the Company’s primary catastrophe excess of loss reinsurance contract, and reports claims and claim expense amounts net of reinsurance recoverables. A catastrophe is a severe loss resulting from natural and man-made events within a particular territory, including risks such as hurricane, fire, earthquake, windstorm, explosion, terrorism and other similar events, that causes $25 million or more in insured property and casualty losses for the industry and affects a significant number of property and casualty insurers and policyholders. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount of loss in advance. Their effects are not included in earnings or claim and claim expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.
Core earnings (loss) - Consolidated net income (loss) excluding the after-tax impact of net investment gains (losses), discontinued operations, the after-tax impact of goodwill and intangible asset impairments and the cumulative effect of changes in accounting principles when applicable. Net income is the most directly comparable GAAP measure.
•Pretax core earnings (loss) - Pretax net income (loss) excluding the pretax impact of net investment gains (losses), discontinued operations, the pretax impact of goodwill and intangible asset impairments and cumulative effect of changes in accounting principles when applicable. Income before income taxes is the most directly comparable GAAP measure.
•Segment core earnings (loss) - Determined in the same manner as core earnings (loss) on a consolidated basis. Management uses segment core earnings to analyze each segment's performance and as a tool in making business decisions. Financial statement users also consider core earnings when analyzing the results and trends of insurance companies.
Core earnings (loss) per share - Core earnings on a per common share basis. Earnings per share is the most directly comparable GAAP measure.
Adjusted core earnings (loss) – Determined in the same manner as core earnings (loss) but this measure is further adjusted to exclude intangible asset amortization and the change in market risk benefits to calculate adjusted core earnings (loss). Net income is the most directly comparable GAAP measure.
•Pretax adjusted core earnings (loss) – Determined in the same manner as pretax core earnings (loss) but this measure is further adjusted to exclude pretax intangible asset amortization and the pretax change in market risk benefits to calculate pretax adjusted core earnings (loss). Income before income taxes is the most directly comparable GAAP measure.
Net premiums written and contract deposits – Management utilizes this non-GAAP measure, which is based on statutory accounting principles, in analyzing and evaluating business growth. Premiums and contract charges earned is the most directly comparable GAAP measure.
Net premiums written and contract deposits for the Company’s operating segments are as follows:
Property & Casualty
Net premiums written: Reflects the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the contract and reflect gross premiums written less premiums ceded to reinsurers. The difference between premiums written and premiums earned is premiums unearned.
Life & Retirement
Life Insurance Product Lines:
•Net premiums written and contract deposits: Reflects (1) the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the contract and reflect gross premiums written less premiums ceded to reinsurers, and (2) the amount charged for policies in force during a fiscal period for traditional life business. Contract deposits include amounts received from customers on deposit-type contracts.
Retirement Product Lines:
•Net annuity contract deposits: Reflects total recurring deposits and single deposits/rollovers – net of contract deposits ceded to reinsurers.

Supplemental & Group Benefits
Worksite Direct Product Lines:
•Net premiums written and contract deposits: Reflects (1) the direct and assumed contractually determined amounts charged to policyholders/certificate holders for the effective period of the contract based on the terms and conditions of the contract and reflect gross premiums written less premiums ceded to reinsurers, and (2) the amount charged for policies in force during a fiscal period for traditional life business. Contract deposits include amounts received from customers on deposit-type contracts.
Employer-Sponsored Product Lines:
•Net premiums written: Reflects (1) the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the contract and reflect gross premiums written less premiums ceded to reinsurers, and (2) the amount charged for policies in force during a fiscal period for traditional life business.
Investment yield, excluding limited partnership interests - annualized, pretax and after-tax - For the three month periods presented, investment yields are calculated by annualizing the result of year-to-date total net investment income, pretax adjusted to exclude (1) investment income from deposit asset on reinsurance, (2) investment income from limited partnership interests (excluding investment income on commercial mortgage loan funds) and (3) FHLB interest credited for the corresponding periods, divided by the average quarter-end and beginning of quarter carrying amount of the total investment portfolio as presented in the Consolidated Balance Sheets adjusted to exclude (1) FHLB funding agreements, (2) the carrying amount of limited partnership interests (excluding the carrying amount of commercial mortgage loan funds), and (3) gross unrealized investment gains (losses) on fixed maturity securities. For full year periods presented, investment yields are calculated by (i) summing the investment yields for each respective three-month period applicable to the year and (ii) dividing that sum per the calculation in (i) by four. Net investment income is the most directly comparable GAAP measure.
Net income return on equity - LTM: The ratio of (1) trailing 12 month net income to (2) the average of ending shareholders’ equity for the current quarter end and the preceding four quarter ends - referred to as the 5 quarter average of shareholders' equity.
•Net income return on equity - Annualized: The ratio of (1) annualized net income to (2) the 2 quarter average of shareholders' equity.
•Core return on equity - LTM: The ratio of (1) trailing 12 month core earnings to (2) the 5 quarter average of shareholders’ equity excluding net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates. Net income return on equity - LTM is the most directly comparable GAAP measure.
•Core return on equity - Annualized: The ratio of (1) annualized core earnings to (2) the 2 quarter average of shareholders’ equity excluding net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates. Net income return on equity - Annualized is the most directly comparable GAAP measure.
•Adjusted core return on equity - LTM: The ratio of (1) trailing 12 month adjusted core earnings to (2) the 5 quarter average of shareholders’ equity excluding net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates. Net income return on equity - LTM is the most directly comparable GAAP measure.
•Adjusted core return on equity - Annualized: The ratio of (1) annualized adjusted core earnings to (2) the 2 quarter average of shareholders’ equity excluding net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates. Net income return on equity - Annualized is the most directly comparable GAAP measure.
Net reserves - Property and casualty unpaid claim and claim expense reserves net of anticipated reinsurance recoverables.
Prior years’ reserve development - A measure which the Company reports for its Property & Casualty segment which identifies the increase or decrease in net incurred claim and claim expense reserves at successive valuation dates for claims which occurred in previous calendar years. In the opinion of management, a discussion of prior years’ reserve development is useful to investors as it allows them to assess the impact on current period earnings of incurred claims experience from the current calendar year and previous calendar years.
Property & Casualty operating statistics - Operating measures utilized by the Company and the insurance industry regarding the relative profitability of property and casualty underwriting results.
•Loss ratio - The ratio of (1) the sum of net incurred losses and loss adjustment expenses to (2) net premiums earned.
•Underlying loss ratio - The sum of the loss ratio adjusted to remove the effect of catastrophe losses and prior years' reserve development. The loss ratio is the most directly comparable GAAP measure. Management believes this ratio provides a valuable measure of the Company's underlying underwriting performance that may be obscured by the effects of catastrophe losses and prior years' reserve development, the amounts of which may be significant and may vary significantly between periods.
•Expense ratio - The ratio of (1) the sum of operating expenses and the amortization of policy acquisition costs to (2) net earned premiums.
•Combined ratio - The sum of the loss ratio and the expense ratio. A combined ratio less than 100% generally indicates profitable underwriting prior to the consideration of net investment income.
•Underlying combined ratio or combined ratio excluding catastrophe losses and prior years’ reserve development - The sum of the loss ratio and the expense ratio adjusted to remove the effect of catastrophe losses and prior years’ reserve development. The combined ratio is the most directly comparable GAAP measure. Management believes this ratio provides a valuable measure of the Company’s underlying underwriting performance that may be obscured by the effects of catastrophe losses and prior years’ reserve development, the amounts of which may be significant and may vary significantly between periods.
Supplemental & Group Benefits operating statistics - Operating measures utilized by the Company and the insurance industry regarding the relative profitability of supplemental and group benefits underwriting results.
•Benefits ratio - The ratio of (1) the sum of benefits, settlement expenses and change in reserves to (2) net premiums and contract charges earned.
•Operating expense ratio - The ratio of (1) the sum of operating expenses and DAC amortization expense to (2) total revenues.
•Pretax profit margin - The ratio of (1) income before income taxes to (2) total revenues.
Sales – Sales data pertains to Horace Mann products and excludes authorized products sold by exclusive agents that are underwritten by third-party vendors. Sales should not be viewed as a substitute for any GAAP measure, including "sales" as it relates to non-insurance companies, and the Company’s definition of sales, sales deposits or new annualized sales might differ from that used by other companies. The Company utilizes sales information as a performance measure that indicates the productivity of its agency force. Sales are also a leading indicator of future revenue trends.
Sales for the Company’s operating segments are as follows:
Property & Casualty
•Sales: Sales are measured as premiums to be collected over the 12 months following the sale of new automobile and property policies.
Life & Retirement
Life Insurance Product Lines:
•Annualized sales: Annualized sales are based on the total yearly premium that the Company would expect to receive if all first year recurring premium policies would remain in force, plus 10% of single and indexed universal life excess premiums. Annualized sales measure activity associated with gaining new insurance business in the current period, and includes deposits received related to universal-life-type products.

Supplemental & Group Benefits
Worksite Direct Product Lines:
•Sales: Based on application received date on the submitted policy and measured as the submitted annual premium.
Employer-Sponsored Product Lines:
•Sales: Sales are measured based on estimated annualized premium on the effective date of sale.